EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

Investor Contact:	Kathee Littrell	(650) 225-1034

http://www.gene.com

GENENTECH ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

-- Company Increases Revenues by 40 Percent to Record $4.6 Billion and
Grows Non-GAAP EPS by 38 Percent --

SOUTH SAN FRANCISCO, Calif. -- January 10, 2005 -- Genentech, Inc. (NYSE: DNA) today announced total product sales of $3,748.9 million for 2004, a 43 percent increase over product sales of $2,621.4 million in 2003. Operating revenues for 2004 increased by 40 percent from 2003 to $4,621.2 million. Non-GAAP earnings per share for 2004 increased by 38 percent to $0.83 per share from $0.60 per share in 2003. GAAP earnings per share for 2004 increased by 38 percent to $0.73 per share from $0.53 per share in 2003.

            "Genentech has delivered substantial growth over the past year, and we enter 2005 with strong successes against our 5x5 goals. Driven by four new product launches over a 16-month period, operating revenues increased by $1.3 billion over 2003 and more than doubled since 2001," said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer. "Our emphasis on strong science has helped us build a pipeline that includes more than 30 projects in development, setting the foundation for continued growth and the achievement of our Horizon 2010 goals."

            "2004 has been a year of significant achievement for the product sales of both our new and more established products," said Myrtle Potter, president of Commercial Operations. "We launched two breakthrough oncology products in 2004. Our latest approved product, Tarceva, reached sales of $13 million for the year since its launch in November. Avastin, in less than one year on the market, has achieved sales of $555 million. Rituxan continues to perform well, with sales of $1.7 billion in 2004."

For 2004, including the three months ended December 31, 2004:

  Operating revenues for 2004 increased 40 percent to $4,621.2 million from $3,300.2 million in 2003. Total product sales increased 43 percent to $3,748.9 million from $2,621.4 million in 2003.
  Operating revenues for the fourth quarter of 2004 increased 41 percent to $1,315.3 million from $933.9 million in the fourth quarter of 2003. Total product sales for the fourth quarter increased 47 percent to $1,066.3 million from $723.7 million in the fourth quarter of 2003.

  Non-GAAP net income for 2004 increased 41 percent to $894.4 million from $634.9 million in 2003. GAAP net income for 2004 increased 40 percent to $784.8 million from $562.5 million in 2003.
  Non-GAAP net income for the fourth quarter of 2004 increased 55 percent to $225.4 million from $145.0 million in the fourth quarter of 2003. GAAP net income for the fourth quarter of 2004 increased 63 percent to $206.6 million from $126.7 million in the fourth quarter of 2003.

  Non-GAAP earnings per share for 2004 increased 38 percent to $0.83 per share from $0.60 per share in 2003. GAAP earnings per share for 2004 increased 38 percent to $0.73 per share from $0.53 per share in 2003.
  Non-GAAP earnings per share for the fourth quarter of 2004 increased 50 percent to $0.21 per share from $0.14 per share in the fourth quarter of 2003. GAAP earnings per share for the fourth quarter of 2004 increased 58 percent to $0.19 per share from $0.12 per share in the fourth quarter of 2003.

      "To date we have exceeded our 5x5 goal for EPS growth and achieved average annual non-GAAP EPS growth of 29 percent from 1999 through 2004," said Louis J. Lavigne, Jr., Genentech's executive vice president and chief financial officer. "For 2005 we are currently expecting year-over-year non-GAAP EPS growth of greater than 25 percent." Average annual GAAP earnings per share growth was 69 percent from 1999 through 2004.

Note:  Genentech's non-GAAP earnings per share and non-GAAP net income exclude recurring charges related to the 1999 Roche redemption of Genentech's stock, litigation-related special items, and the third quarter 2003 cumulative effect of the change in an accounting principle related to a synthetic lease. The differences in non-GAAP and GAAP numbers are reconciled in the tables below and on www.gene.com. All share and per share amounts reflect the May 2004 two-for-one split of Genentech common stock.

            "During 2004 we entered 13 projects into the development pipeline, six of which are new molecular entities, and continued our late-stage development program with multiple Phase III trials, including Avastin for a number of cancers, Rituxan for several auto-immune disorders, Herceptin and Lucentis," said Susan D. Hellmann, M.D., M.P.H., president of Product Development. "We are also proud of our development programs focused on combination therapies, which will potentially bring new important treatments to patients with unmet medical needs. We are studying Avastin plus Tarceva in Phase II trials for renal cell and non-small cell lung cancer."

Product Sales

For the full year ended December 31, 2004:

  Sales of marketed products in 2004 increased 43 percent to $3,748.9 million from $2,621.4 million in 2003.

    BioOncology sales in 2004 were 74 percent of total product revenues, compared to 73 percent of total product revenues in 2003.

  Avastin™ (bevacizumab) realized sales of $554.5 million since its approval on February 26, 2004. Avastin sales for the fourth quarter of 2004 were $200.4 million.

  Tarceva™ (erlotinib) realized sales of $13.3 million since its approval on November 18, 2004.

  Rituxan® (Rituximab) sales in 2004 increased by 15 percent to $1,711.2 million from $1,489.1 million in 2003.

    Net U.S. sales in 2004 were $1,574.0 million, compared to $1,360.2 million in 2003.

    Ex-U.S. sales in 2004 were $137.2 million, compared to $128.9 million in 2003.

  Herceptin® (Trastuzumab) sales in 2004 increased 14 percent to $483.2 million from $424.8 million in 2003.

  Xolair® (Omalizumab) sales in 2004 were $188.5 million, compared to $25.3 million in 2003, following its approval on June 20, 2003.

  RAPTIVA® (efalizumab) sales in 2004 were $56.3 million, compared to $1.4 million in 2003, following its approval on October 27, 2003.

  Sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 8 percent to $731.3 million in 2004 from $674.3 million in 2003.

Royalties

            Royalties in 2004 were $641.1 million, compared to $500.9 million in 2003. The increase is primarily due to increased sales by licensees.

Contract Revenues

            Contract revenues in 2004 were $231.2 million, compared to $177.9 million in 2003.

Total Costs and Expenses

            Costs and expenses increased in 2004 in comparison to costs and expenses in 2003.

  Research and development (R&D) expenses in 2004 were $947.5 million, compared to $722.0 million in 2003. The increase is due to increased clinical development and clinical production. R&D expenses as a percentage of operating revenues were 21 percent in 2004, compared to 22 percent in 2003.

  Cost of sales in 2004 increased to $672.5 million from $480.1 million in 2003, primarily due to increased product sales. Cost of sales as a percentage of product sales in 2004 was 18 percent, comparable to 2003.
  Marketing, general and administrative (MG&A) expenses in 2004 increased to $1,088.2 million, compared to $794.8 million in 2003, due to increased product launch expenses and royalty expenses. MG&A expenses as a percentage of operating revenues were 24 percent in 2004, comparable to 2003.
  Collaboration profit-sharing expenses in 2004 increased to $593.6 million, compared to $457.5 million in 2003. The growth in these expenses is primarily attributable to higher Rituxan and Xolair sales.

Webcast:

Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Monday, January 10, 2005, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will also be available after the call via the Website until 5:00 p.m. PT on January 24, 2005. An audio replay of the webcast will be available beginning at 5:15 p.m. PT on January 10, 2005 through 5:15 p.m. PT on January 17, 2005. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 2737495.

About Genentech:

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from, or are based on, Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States, and receives royalties or other income from companies that are licensed to market its products outside of the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

Genentech Business and Product Development

Events Since the Last Quarterly Release

MARKETED AND PIPELINE PRODUCT EVENTS

Oncology

On January 6, 2005, Genentech announced that the U.S. Food and Drug Administration (FDA) approved an updated product label for Avastin, which is approved in combination with intravenous 5-Fluorouracil-based chemotherapy as a treatment for patients with first-line metastatic colorectal cancer. The updated product label is in follow-up to the letter issued to health care providers in August 2004 regarding an increased risk of arterial thromboembolic events (ATEs) associated with the use of Avastin in combination with chemotherapy. An analysis of 1,745 patients treated in Avastin clinical trials showed that ATEs occurred in 4.4 percent of patients treated with Avastin, compared with 1.9 percent of patients who received chemotherapy alone.

In the month of November, 2004:

Genentech and OSI Pharmaceuticals, Inc. announced that the FDA approved, after priority review, Tarceva for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. Tarceva is the only drug in the epidermal growth factor receptor class to demonstrate in a Phase III clinical trial an increase in survival in advanced NSCLC patients.

Genentech and Roche announced that a randomized Phase III study of Avastin plus the FOLFOX4 chemotherapy regimen (oxaliplatin/5-FU/leucovorin), compared to FOLFOX4 alone, in advanced colorectal cancer patients achieved its primary endpoint of improving overall survival.

Genentech and Rinat Neuroscience announced that Genentech exercised its option under an agreement with Rinat to co-develop and commercialize RI 624 on a worldwide basis. RI 624 is a novel humanized therapeutic antibody that blocks nerve growth factor, a key mediator of acute and chronic pain. RI 624 is being developed by Rinat and is currently in Phase I clinical trials.

Immunology and Specialty Biotherapeutics

On January 4, 2005, Cathflo Activase® (Alteplase) received approval from the FDA for catheter clearance in pediatric patients. With this new indication, Cathflo Activase is the only thrombolytic approved for use in both pediatric and adult patients with dysfunctional central venous access devices.

On November 1, 2004, Genentech, Biogen Idec and Roche announced that DANCER, a Phase IIb clinical study of Rituxan in patients with moderate-to-severe rheumatoid arthritis who were also treated with methotrexate, met its primary endpoint. A significantly greater proportion of Rituxan plus methotrexate-treated patients achieved an American College of Rheumatology (ACR) 20 response at week 24, compared to placebo.

Other Clinical Trial Developments

The company initiated two Rituxan trials -- a relapsed remitting Phase II multiple sclerosis trial and an antineutrophil cytoplasmic antibodies (ANCA) associated vasculitis trial. The company also made a "go" decision for a Rituxan Phase III study in patients with rheumatoid arthritis disease-modifying anti-rheumatic drugs (DMARD) failure. New projects were added to the development pipeline, including a Phase III Lucentis extended dosing interval study known as PIER, and Phase II and Phase III studies of Avastin in ovarian cancer.

CORPORATE EVENTS

On January 10, 2005, Genentech announced it was named by FORTUNE Magazine as one of the "100 Best Companies To Work For" for the seventh consecutive year.

During the fourth quarter:

Genentech announced that Louis J. Lavigne, Jr., executive vice president and chief financial officer (CFO), plans to retire in March 2005. David Ebersman, formerly senior vice president, Product Operations, was elected senior vice president, Finance, effective January 5, 2005, and will replace Lavigne as CFO upon Lavigne's retirement. Patrick Y. Yang, Ph.D., formerly vice president, South San Francisco Manufacturing and Engineering, was appointed to replace Ebersman as senior vice president, Product Operations.

Genentech announced senior appointments in the company's manufacturing organization. Markus Gemuend was appointed vice president, Manufacturing Collaborations and Contract Manufacturing, and Timothy L. Moore was appointed vice president, South San Francisco Manufacturing.

Genentech announced three senior appointments in the company's Commercial Operations organization: Kent Lieginger, Pharm.D., vice president, Managed Care and Customer Operations; Kevin McRaith, vice president, Hematology Sales and Marketing; and John Orwin, vice president, HER Family Product Sales and Marketing.

Genentech was named by Science magazine as "the top employer and most admired company in the biotechnology and pharmaceutical industries" for the third consecutive year. Genentech was cited for being an innovative leader in the industry, having a clear vision toward the future, and being a company where work and personal values are aligned.

The California Court of Appeal upheld a 2002 judgment of the Los Angeles County Superior Court award for City of Hope. Genentech filed a petition for review by the California Supreme Court on November 24, 2004.

The statements in this press release relating to continued growth, including expected 2005 earnings per share (EPS) growth, the achievement of our Horizon 2010 goals, and our ability to bring important new treatments to patients are forward-looking and actual results could differ materially. Among other things, developing new treatments and achieving our Horizon 2010 goals of adding programs into research and clinical development and bringing products/indications to market could be impacted by a number of factors, including product safety, efficacy or manufacturing issues, time requirements for data analysis and decision making, FDA actions or delays or failure to receive FDA approval; our Horizon 2010 goals of becoming number one in oncology sales and building a leading immunology franchise could be impacted by competition, pricing, reimbursement, the ability to supply product, product withdrawals, new product approvals and launches and achieving sales revenue consistent with internal forecasts; and continued growth, including 2005 EPS growth and our Horizon 2010 goal of expected EPS growth, could be affected by all of the foregoing and a number of other factors, including unanticipated expenses such as litigation or legal settlement expenses or equity securities write-downs, costs of sales, R&D expenses, fluctuations in contract revenues and royalties, and fluctuations in tax and interest rates. Genentech disclaims any obligation, and does not undertake to, update or revise any forward-looking statements in this press release.

# # #

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,

	2004				2003

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$1,066,302			$1,066,302	$723,736			$723,736
Royalties	181,220			181,220	148,307			148,307
Contract revenue	67,778			67,778	61,856			61,856

Total operating revenues	1,315,300			1,315,300	933,899			933,899

Costs and expenses:
Cost of sales	205,373			205,373	126,202			126,202
Research and development	310,196			310,196	215,627			215,627
Marketing, general and administrative	299,495			299,495	263,505			263,505
Collaboration profit sharing	170,070			170,070	133,927			133,927
Recurring charges related to redemption	34,534	$(34,534)	(3)	-	38,586	$(38,586)	(3)	-
Special items: litigation-related	(3,189)	3,189	(4)	-	(8,119)	8,119	(4)	-

Total costs and expenses	1,016,479	(31,345)		985,134	769,728	(30,467)		739,261

Operating margin	298,821	31,345		330,166	164,171	30,467		194,638

Other income, net(5)	21,323			21,323	20,334			20,334

Income before taxes	320,144	31,345		351,489	184,505	30,467		214,972
Income tax provision	113,560	12,540		126,100	57,774	12,170		69,944

Net income	$206,584	$18,805		$225,389	$126,731	$18,297		$145,028

Earnings per share:(6)
Basic	$0.20	$0.01		$0.21	$0.12	$0.02		$0.14

Diluted	$0.19	$0.02		$0.21	$0.12	$0.02		$0.14

Weighted average shares used to compute earnings per share:(6)
Basic	1,049,700			1,049,700	1,047,391			1,047,391

Diluted	1,070,708			1,070,708	1,071,529			1,071,529

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special items, recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of tax effects.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)

Represents released accrual on a litigation matter; amounts received in Q4 2003 related to the Bayer litigation settlement; and also includes accrued interest and bond costs for Q4 2004 and 2003 related to the City of Hope trial judgment.

(5)

"Other income, net" includes realized gains and losses from the sale of certain biotechnology equity securities and write-downs for other-than-temporary declines in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	All share and per share amounts reflect the May 2004 two-for-one stock split of our Common Stock.

2005 Reconciliation of GAAP and Non-GAAP EPS
Our 2005 GAAP EPS is not estimable at this time. The 2005 GAAP EPS would include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $123 million on a pretax basis in 2005. In addition, the 2005 GAAP EPS would include litigation-related special charges for accrued interest and associated bond costs on the City of Hope judgment, which are currently estimated to be approximately $14 million on a pretax basis in 2005. The 2005 non-GAAP EPS estimate does not include the redemption related recurring charges and the litigation-related special charges or any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

		Year Ended December 31,

		2004				2003

		GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

	Revenues:
	Product sales	$3,748,879			$3,748,879	$2,621,490			$2,621,490
	Royalties	641,119			641,119	500,903			500,903
	Contract revenue	231,159			231,159	177,934			177,934

	Total operating revenues	4,621,157			4,621,157	3,300,327			3,300,327

	Costs and expenses:
	Cost of sales	672,526			672,526	480,123			480,123
	Research and development	947,513			947,513	721,970			721,970
	Marketing, general and administrative	1,088,111			1,088,111	794,845			794,845
	Collaboration profit sharing	593,616			593,616	457,457			457,457
	Recurring charges related to redemption	145,485	$(145,485)	(3)	-	154,344	$(154,344)	(3)	-
	Special items: litigation-related	37,087	(37,087)	(4)	-	(113,127)	113,127	(4)	-

	Total costs and expenses	3,484,338	(182,572)		3,301,766	2,495,612	(41,217)		2,454,395

	Operating margin	1,136,819	182,572		1,319,391	804,715	41,217		845,932

	Other income, net(5)	82,597			82,597	92,791			92,791

	Income before taxes and cumulative effect of accounting change	1,219,416	182,572		1,401,988	897,506	41,217		938,723
	Income tax provision	434,600	73,031		507,631	287,324	16,366		303,690

	Income before cumulative effect of accounting change	784,816	109,541		894,357	610,182	24,851		635,033
	Cumulative effect of accounting change, net of tax	-	-		-	(47,655)	47,655	(6)	-

	Net income	$784,816	$109,541		$894,357	$562,527	$72,506		$635,033

	Earnings per share:(7)
Basic:	Earnings before cumulative effect of accounting change	$0.74	$0.11		$0.85	$0.59	$0.02		$0.61
	Cumulative effect of accounting change, net of tax	-	-		-	(0.05)	0.05		-

	Net earnings per share	$0.74	$0.11		$0.85	$0.54	$0.07		$0.61

Diluted:	Earnings before cumulative effect of accounting change	$0.73	$0.10		$0.83	$0.58	$0.02		$0.60
	Cumulative effect of accounting change, net of tax	-	-		-	(0.05)	0.05		-

	Net earnings per share	$0.73	$0.10		$0.83	$0.53	$0.07		$0.60

	Weighted average shares used to compute earnings per share:(7)
	Basic	1,055,165			1,055,165	1,034,480			1,034,480

	Diluted	1,079,209			1,079,209	1,057,620			1,057,620

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)

Non-GAAP amounts exclude litigation-related special items, recurring charges related to the 1999 redemption of Genentech's Special Common Stock, and the cumulative effect of a change in accounting principle related to our adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," (or FIN 46), net of tax effects.

(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)

Represents released accrual on a litigation matter; amounts received in 2003 related to the Amgen and Bayer litigation settlements; and also includes accrued interest and bond costs for 2004 and 2003 related to the City of Hope trial judgment.

(5)

"Other income, net" includes realized gains and losses from the sale of certain biotechnology equity securities and write-downs for other-than-temporary declines in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	Amount represents the cumulative effect of the accounting change, net of tax, related to our adoption of FIN 46 on July, 1 2003.
(7)	All share and per share amounts reflect the May 2004 two-for-one stock split of our Common Stock.

GENENTECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31,

	2004		2003

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$1,665,105		$1,511,772
Accounts receivable - product sales, net	627,353		315,097
Accounts receivable - royalties, net	217,482		184,163
Accounts receivable - other, net	77,743		74,831
Inventories	590,343		469,640
Restricted cash	682,000	(4)	-
Deferred tax asset	402,130	(4)	121,885
Long-term marketable securities and other	1,115,327		1,422,886
Property, plant and equipment, net	2,091,404		1,617,912
Goodwill	1,315,019		1,315,019
Other intangible assets	668,391		810,810
Other long-term assets	88,156		812,714	(4)
Total assets	9,602,020		8,736,171
Total current liabilities	1,834,512	(4)	873,031
Total liabilities	2,819,831		2,215,873
Total stockholders' equity	6,782,189		6,520,298

Year-to-date:
Capital expenditures	$649,858		$321,955

Total GAAP(1) depreciation and amortization expense	353,221		295,449
Less: redemption related amortization expense(3)	(145,485)		(154,344)

Non-GAAP(2) depreciation and amortization expense	$207,736		$141,105

___________________
(1)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)

Includes approximately $626 million in current liabilities, the related deferred tax asset and restricted cash of $682 million in 2004 and $630 million in 2003 pledged to secure a bond for the City of Hope trial judgment, which was reclassified to current liabilities and assets, respectively.